Exhibit 10.2
SUMMARY OF FISCAL YEAR 2011 EXECUTIVE OFFICER
ANNUAL CASH INCENTIVE COMPENSATION PLAN
     For the twelve month period ending June 30, 2011, each executive officer of Cardiovascular Systems, Inc. is eligible to receive cash incentive compensation as follows:
     Revenue and Adjusted EBITDA Financial Goals
     Receipt of cash incentive compensation for fiscal 2011 is based on the Company’s achievement of revenue and adjusted EBITDA financial goals. Target bonus amounts are split evenly between these two goals. None of the executive officers is subject to individual goals under the plan. Target bonus levels as a percentage of base salary are 75% for the President and Chief Executive Officer and 50% for the other executive officers. Depending upon the Company’s performance against the goals, participants are eligible to earn 50% to 150% of their target bonus amount for adjusted EBITDA and 50% to 150% of their target bonus amount for revenue; however, in the event of extraordinary revenue performance above the goals set by the Board, the participants could receive incentive payments greater than 150% of their targets for the revenue goal based upon a formula established by the Board, with no maximum payout set under the plan. The plan criteria are the same for all of the executive officers.
     Management by Objective Targets
     The plan also provides “management by objective” (MBO) targets related to certain predetermined FDA and product achievement milestones for the first six months and full year periods of fiscal 2011. Achievement of the MBO targets could result in additional cash bonuses to executive officers of 3.75% of their annual base salaries for each of the target periods.
     Other Incentives
     In addition to incentives under the plan, the Company’s Vice President of Sales and Vice President of Business Development are eligible to receive monthly sales commissions. The Board also has authority to grant additional discretionary cash bonuses of up to 10% of annual base salary for any executive officer.